Exhibit 5.1

                    [Letterhead of Lionel, Sawyer & Collins]

                                                    October 4, 2001

SafeScience, Inc.
31 St. James Avenue
Boston, Massachusetts  02116

                  Re:      Registration Statement on Form S-8;
                           SafeScience, Inc.


Ladies and Gentlemen:

         We have acted as special counsel to SafeScience, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration and issuance by the Company of relating to 1,250,000 shares of Common Stock, par value $.01 per share (the "Registered Shares") the Company is authorized to issue pursuant to the 2000 Stock Incentive Plan, as amended ( the "Plan").

         This opinion is being furnished at your request.

         In connection with the opinions hereinafter given, we have examined copies of the following documents: (i) the Registration Statement, (ii) the Plan, (iv) the Articles of Incorporation of the Company, as currently in effect,
(v) the By-laws of the Company, as currently in effect, (vi) a specimen certificate representing the Shares and (vii) copies of certain resolutions adopted by the Board of Directors of the Company related to the Plan.

         We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us.

         We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein, including, but not limited to, the officer's certificate attached hereto as Exhibit A.

         Based on the foregoing, we are of the opinion that upon the issuance and delivery of the Registered Shares against payment therefor in accordance with the terms of the Plan and any agreement thereunder, the Registered Shares will be legally issued, fully paid and non-assessable shares of the Company's Common Stock.

         The foregoing assumes all requisite steps will be taken to comply with the requirements of the Act, applicable requirements of state laws regulating the offer and sale of securities and applicable requirements of the Nasdaq Stock Market.

         Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

         This opinion is intended solely for the use of the Company in connection with the registration of the Shares. It may not be relied upon by any other person or for any other purpose, or reproduced without the written consent of this firm; provided, however, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                                     Very truly yours,

                                                     /s/ Lionel Sawyer & Collins
                                                     Lionel Sawyer & Collins